EXHIBIT 10.1

CONSULTING AGREEMENT
THIS CONSULTING AGREEMENT (“Agreement”) is made as of April 15, 2019, by and among Hibbett Sporting Goods, Inc. (the “Company”), and Christine Skold (“Consultant”).
WHEREAS, Consultant possesses certain valuable knowledge, professional skills and expertise, and the Company desires to have the benefit of Consultant’s service as a consultant to the Company and its affiliates; and
WHEREAS, Company is the wholly-owned operating subsidiary of Hibbett Sports, Inc., a Delaware corporation publicly traded on the Nasdaq Exchange (the “Parent”); and
WHEREAS, it is the desire of the Company and Consultant to have Consultant serve as an independent contractor in an outside consulting capacity to the Company and to the Parent pursuant to the terms hereof.
NOW, THEREFORE, in consideration of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending legally to be bound, agree as follows:
Section 1. Services; Term.
(a) The parties agree that Consultant shall serve as an independent contractor in an outside consulting capacity to the Company for a period beginning on April 15, 2019 and continuing until July 12, 2019 (the “Term”) providing services relating to internal control, accounting, compliance, and budgeting. Beginning effective as of the Board’s appointment, Consultant will serve in the role of Interim Chief Financial Officer of the Company and the Parent, with the duties and authority of the position as reflected in Schedule A hereto, and shall perform such other services as are reasonably requested of her by the Board of Directors of the Parent (the “Board”). Consultant agrees to report directly to the Chief Executive Officer and, as requested, to the Board.
(b) The parties’ expectation is that Consultant would generally drive to Birmingham Monday mornings and leave early Thursdays afternoons, working from home on Fridays and weekends as necessary. The parties acknowledge that Consultant will not work June 17–28, 2019. Compensation will not be provided during the exception periods.
(c) The parties may mutually agree in writing to extend the Term, but at the higher compensation noted below.
Section 2. Compensation.
(a) As compensation for the services to be rendered by Consultant in accordance with Section 1(a), Consultant shall receive an amount equal to $7,600 per week during the initial Term; provided that such amount shall increase to $8,400 per week upon any extension of the Term.

(b) Consultant shall receive $300 per week travel allowance to cover transportation expenses from her home to the office and vice versa, whether rental car, gas, mileage, etc. Company will arrange for and provide, at Company’s choice, hotel or furnished apartment accommodations for Consultant during the Term.

(c) The Company shall reimburse Consultant for reasonable business expenses incurred by Consultant in performance of Consultant’s duties hereunder; provided, however, that reimbursement of any individual expenses in excess of $500 shall be subject to prior approval by the Chief Executive Officer. In order to receive reimbursement for the expenses outlined herein, Consultant, where appropriate, shall submit timely records and receipts of said expenses.
Section 3. Termination. During the Term or any extension thereof, either party may terminate Consultant’s consulting services under this Agreement by providing thirty (30) days written notice to the other party. Provided the Board confirms Consultant’s appointment as Interim CFO, then in the event the initial Term is terminated early by Company, Consultant shall be entitled to the stated compensation through the end of the initial Term. In addition, the Company or Parent may terminate this Agreement for Cause at any time, without obligation to make any compensation payments beyond the date of termination. As used in this Agreement, “Cause” shall mean (i) an intentional act of fraud, embezzlement, theft or any other material violation of law that occurs during or in the course of Consultant’s engagement; (ii) intentional damage to company’s assets; (iii) intentional disclosure of Confidential Information contrary to Company policies; (iv) breach of Consultant’s obligations under this agreement; (v) intentional engagement in any competitive activity which would constitute a breach of Consultant’s duty of loyalty or of Consultant’s obligations under this Agreement; (vi) material breach of any of the Company’s policies; (vii) failure to substantially perform Consultant’s duties for the Company (other than as a result of incapacity due to physical or mental illness); or (viii) conduct by you that is demonstrably and materially injurious to the Company or the Parent, monetarily or otherwise.
Section 4. Consultant as Independent Contractor. The Company, the Parent and Consultant agree that Consultant shall furnish services as an independent contractor and not as an employee of the Company or Parent. Except as specifically provided for in this Agreement or another writing signed by the Chief Executive Officer, Consultant has no power or authority to act for, represent, or bind the Company or the Parent in any matter, including but not limited to, entering into contracts or agreements. Consultant acknowledges that, as an independent contractor, the compensation that she receives shall not be considered “wages” for purposes of income tax withholding, FICA, and unemployment taxes. Consultant further acknowledges that she is solely responsible for any tax liability arising from payments made under this Agreement, and she agrees to indemnify the Company and the Parent from any and all liability that may be assessed against the Company or the Parent for her failure to pay taxes on such compensation.
Section 5. Confidentiality; Non-Solicitation.
(a) During the Term of this Agreement and all times thereafter, Consultant shall not disclose, communicate or divulge to any third party, or use, or permit others to use, any Confidential Information of the Company or the Parent. For purposes of this Agreement, “Confidential Information” shall mean all information disclosed to Consultant, or known to Consultant as a consequence of or through Consultant’s engagement with the Company or the Parent, where such information is not generally known by the public or was regarded or treated as proprietary by the Company or the Parent, such information shall include, but shall not be limited to, information concerning the trade secrets, business operations, business records, financial information, marketing plans, marketing efforts, employee information, vendor lists, customer services, or other customer information of the Company, the Parent and their affiliates.
(b) Consultant shall not, directly or indirectly, during the term of this Agreement and for one (1) year after termination of this Agreement, actively solicit for employment any person who is employed by Company or Parent at the time of such solicitation.
(c) At the termination of Consultant’s engagement hereunder or at any other time the Company may request, Consultant shall promptly deliver to the Company all property of the Company or Parent, including but not limited to, Confidential Information.
Section 6. Remedies. Consultant acknowledges that the Company shall be entitled to recover from Consultant all costs and expenses, including but not limited to, reasonable attorney’s fees and court costs incurred by Company as a result of or arising out of any breach of threatened breach under or pursuant to this Agreement, and such other rights and remedies as Company may have at law or in equity.
Section 7. Reserved.
Section 8. Invalid Provisions. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be valid and enforceable to the fullest extent permitted by law without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 9. Assignment. This Agreement is personal and Consultant shall not have the right to transfer or assign any or all of her rights or interest hereunder.
Section 10. Binding Effect. This Agreement shall be binding upon and inure to the benefit of Consultant (and her personal representative), the Company, the Parent and any successor organization or organizations which shall succeed to substantially all of the business and property of the Company or the Parent, whether by means of merger, consolidation, acquisition of all or substantially all of the assets of the Company or the Parent or otherwise, including by operation of law.
Section 11. Governing Law. This Agreement and the rights and liabilities of the parties to the Agreement will be construed, interpreted and governed in accordance with the laws of the State of Alabama, without regard to principles of conflicts of laws, and any dispute arising out of this relationship or this agreement shall be resolved in the courts of Jefferson County, Alabama, or the Northern District of Alabama.
Section 12. Facsimile.  A signature on a copy of this Agreement received by either party by facsimile or email is binding upon the signing party as an original.  Both parties agree that a photocopy of such facsimile or email may also be treated by the parties as a duplicate original.
Section 13. Entire Agreement.  This Agreement represents the entire understanding of the parties concerning the subject matter hereof and supersedes all prior communication and agreements, whether oral or written, between the parties relating thereto.
Section 14. Captions. The captions used in this Agreement are intended for descriptive and reference purposes only and are not intended to affect the meaning of any Section hereunder.
[Signatures on next page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date written above.

HIBBETT	CONSULTANT

Hibbett Sporting Goods, Inc.	/s/ Christine Skold

By: /s/ Jeff Rosenthal
Name: Jeff Rosenthal
Title: CEO

Schedule A
Duties and Authority
The Consultant shall serve as the interim Chief Financial Officer of Hibbett Sports, Inc. and Hibbett Sporting Goods, Inc. and, as requested, their affiliates and subsidiaries and shall have general supervision, direction and control of the financial affairs of the Company and Parent and shall perform such other duties and exercise such other powers which are or from time to time may be delegated to her by the Board of Directors or the Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors.
Consultant is responsible for all aspects of financial and fiscal management and reporting, and shall provide leadership and coordination of the internal control, accounting, compliance, and budgeting efforts of Parent and the Company.
In addition, Consultant will have the following reporting and compliance duties and responsibilities as “principal financial officer” and “principal accounting officer” under the Securities Exchange Act of 1934 (Exchange Act) and applicable rules of the Securities and Exchange Commission (SEC), to the extent applicable or arising during the Term:
• together with the CEO, establish and maintain (i) disclosure controls and procedures designed to ensure that material information relating to the Parent is made known to the CEO and Consultant (disclosure controls) and (ii) internal control over financial reporting that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of GAAP financial statements (ICFR);
• make required evaluations and disclosures in the Parent’s SEC filings relating to the effectiveness of, and changes in, disclosure controls and ICFR;
• disclose to the Parent’s independent auditors and the audit committee of the board of directors (a) all ICFR significant deficiencies and material weaknesses, and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the company’s ICFR;
• review the Parent’s annual and quarterly reports prior to filing with the SEC to determine, based on Consultant’s knowledge, that (a) the report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading, and (b) the financial statements and other financial information included in the report fairly present in all material respects the financial condition, results of operations and cash flows of the Parent;
• provide required certifications for filing with the SEC as exhibits to the Parent’s annual and quarterly reports with respect to each of the duties described above;
• sign the Parent’s annual and quarterly reports filed with the SEC as principal financial officer and, where applicable, principal accounting officer of the Parent; and
• file required reports on Form 3, 4 and 5 under Section 16 of the Exchange Act.
In addition, Consultant may be asked to review the Parent’s current reports on Form 8-K prior to filing with the SEC.
END OF EXHIBIT 10.1